Exhibit 99.1

WESTMORELAND RESOURCE PARTNERS, LP 9540 South Maroon Circle, Suite 200 Englewood, Colorado 80112 (855) 922-6463 Telephone

NEWS RELEASE
Westmoreland Resource Partners, LP Reports First Quarter 2015 Results

Englewood, CO - April 24, 2015 - Westmoreland Resource Partners, LP (NYSE:WMLP) (“WMLP”) today reported its results for the three months ended March 31, 2015 which include:

•	An increase of $0.3 million in Adjusted EBITDA for the three months ended March 31, 2015 to $9.6 million compared to Adjusted EBITDA of $9.2 million for the three months ended March 31, 2014.

•	Westmoreland Resources GP, LLC, general partner of WMLP, declared a cash distribution for all unitholders and warrant unitholders of $0.20 per unit for its first quarter ended March 31, 2015. The distribution will be paid on May 15, 2015 to all unitholders and warrant unitholders of record as of the close of business on May 8, 2015.

•	WMLP continued their strong safety performance achieving a zero reportable and lost time incident rates for surface mining operations for the three months ended March 31, 2015.

“In this, our first quarter of ownership of WMLP, we began transitioning the business on to Westmoreland’s systems,” noted Keith Alessi, Chief Executive Officer. “We are operating the business with an emphasis on Distributable Cash Flow and it performed in line with our expectations.”

Safety

During the three months ended March 31, 2015, WMLP continued to maintain reportable and lost time incident rates significantly below Appalachian Basin averages, as indicated in the table below.

	Three Months Ended March 31, 2015
	Reportable Rate	Lost Time Rate
WMLP Mines	—	—
National Surface Coal Average	1.72	1.19

Financial Results

	Three Months Ended March 31,
	2015	2014	Increase (Decrease)
	(in thousands)		$	%
	(Successor)	(Predecessor)
Total Revenues	$67,567	$78,004	$(10,437)	(13.4)%
Net loss	(10,305)	(10,567)	262	2.5%
Adjusted EBITDA[1]	9,553	9,241	312	3.4%
Distributable Cash Flow[2]	3,195	1,850	1,345	72.7%
Tons sold - millions of equivalent tons	1.1	1.4	(0.3)	(21.4)%

[1]	The definition of Adjusted EBITDA, which is a non-GAAP financial measure, and a reconciliation thereof to Net Loss, a comparable GAAP financial measure, are included in a table presented near the end of this press release.
[2]	Distributable cash flow is not defined in GAAP. Distributable cash flow is presented because it is helpful to management, industry analysts, investors, lenders and rating agencies in assessing our financial performance. A reconciliation thereof to Net Loss, a comparable GAAP financial measure, are included in a table presented near the end of this press release.

We reported total revenues of $67.6 million for the three months ended March 31, 2015 compared to $78.0 million for the three months ended March 31, 2014. The decrease of $10.4 million was principally due to decreased sales and production volumes, which declined to 1.1 million tons sold and produced in the three months ended March 31, 2015 compared to 1.4 million tons sold and produced in the three months ended March 31, 2014. The decrease in tons sold and produced resulted from a decrease in market demand. We reported net loss of $10.3 million for the three months ended March 31, 2015 compared to $10.6 million for the three months ended March 31, 2014. Additionally we reported Adjusted EBITDA of $9.6 million for the three months ended March 31, 2015, an increase of $0.3 million from $9.2 million for the three months ended March 31, 2014. Both the net loss and Adjusted EBITDA were also favorably impacted by a $0.66 increase in average coal sales price per ton sold to $54.02 per ton sold in the three months ended March 31, 2015 compared to $53.36 per ton sold in the three months ended March 31, 2014.

For the three months ended March 31, 2015 and 2014, our consolidated results include items that affect comparability of our results. The expense components of these items were as follows:

	Three Months Ended March 31,
	2015	2014
	(in thousands)
	(Successor)	(Predecessor)
Restructuring expense	$553	$75
Acquisition related costs[3]	1,400	—

Impact	$1,953	$75

[3]	Includes acquisition and transition costs included in cost of coal revenue related to the sale of inventory written up to fair value.

Business Update

Cash Distribution

Westmoreland Resources GP, LLC, general partner of WMLP, declared a cash distribution for all of our unitholders and warrant unitholders of $0.20 per unit for its first quarter ended March 31, 2015. The distribution will be paid on May 15, 2015 to all unitholders and warrant unitholders of record as of the close of business on May 8, 2015.

This press release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of WMLP’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, WMLP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Conference Call

A conference call regarding Westmoreland Resource Partners, LP’s 2014 results will be held on April 24, 2015, at 10:00 a.m. Eastern Time. Call-in numbers are:

Live Participant Dial In (Toll Free): 844-WCC-COAL (844-922-2625)

Participant Dial In (International): 201-689-8584

About Westmoreland Resource Partners, LP

Westmoreland Resource Partners, LP is a low-cost producer of high-value thermal coal in Northern Appalachia. It markets its coal primarily to large electric utilities with coal-fired, base-load scrubbed power plants under long-term coal sales contracts.

For more information about Westmoreland Resource Partners, LP (NYSE: WMLP), please visit www.westmorelandmlp.com. Financial and other information about the Partnership is routinely posted on and accessible at www.westmorelandmlp.com.

Cautionary Note Regarding Forward-Looking Statements

Forward-looking statements are based on WMLP’s current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements, including WMLP’s projections for 2015 performance. WMLP cautions you against relying on any of these forward-looking statements. They are statements neither of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include political, economic, business, competitive, market, weather and regulatory conditions.

Any forward-looking statements made by WMLP in this news release speak only as of the date on which it was made. WMLP undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

# # #

Contact: Kevin Paprzycki (855) 922-6463

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014

(in thousands)

	Three Months Ended March 31,
	2015	2014
	(Successor)	(Predecessor)
Revenues:
Coal revenues	$61,750	$76,770
Royalty revenues	1,870	99
Non-coal revenues	3,947	1,135

Total Revenues	67,567	78,004
Costs and expenses:
Cost of coal revenues (excluding depreciation, depletion and amortization)	54,651	65,726
Cost of non-coal revenues	3,155	402
Depreciation, depletion and amortization	10,180	11,224
Selling and administrative	2,548	3,656
Loss on sale/disposal of assets	1,034	204
Restructuring and impairment charges	553	75

Total cost and expenses	72,121	81,287

Operating loss	(4,554)	(3,283)
Other (expense) income:
Interest expense	(5,780)	(6,870)
Interest income	—	1
Change in fair value of warrants	29	(415)

Total other expenses	(5,751)	(7,284)

Net loss	(10,305)	(10,567)
Less net loss attributable to noncontrolling interest	—	381

Net loss attributable to WMLP unitholders	(10,305)	(10,186)
Less net loss allocated to general partner	(63)	(202)

Net loss allocated to limited partners	$(10,242)	$(9,984)

UNAUDITED STATEMENT OF CASH FLOWS SUMMARY

FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014

(in thousands)

	Three Months Ended March 31,
	2015	2014
	(Successor)	(Predecessor)
Net cash (used in) provided by operating activities	$(380)	$817
Net cash used in investing activities	(3,736)	(1,779)
Net cash (used in) provided by financing activities	(20)	2,509

Net increase (decrease) in cash and cash equivalent	$(4,136)	$1,547

UNAUDITED BALANCE SHEET SUMMARY

AS OF MARCH 31, 2015 AND DECEMBER 31, 2014

(in thousands, except unit data)

	March 31, 2015	December 31, 2014
	(Successor)	(Successor)
Cash	$1,785	$5,921
Total assets	296,057	307,588
Total debt	176,360	175,035
Working capital[1]	20,152	19,735
Total partners’ capital	62,737	73,021
Common units outstanding	5,711,630	5,505,087

[1]	Working capital is a supplemental measures of financial performance that is not required by, or presented in accordance with, GAAP. We define working capital as current assets, plus advance royalties less current liabilities.

UNAUDITED RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA2

AND DISTRIBUTABLE CASH FLOW3

FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014

(in thousands)

	Three Months Ended March 31,
	2015	2014
	(Successor)	(Predecessor)
Reconciliation of Net Loss to Adjusted EBITDA
Net loss	$(10,305)	$(10,567)
Interest expense, net of interest income	5,780	6,869
Depreciation, depletion and amortization	10,180	11,224
Accretion of ARO	804	565

EBITDA	6,459	8,091
Restructuring and impairment charges	553	75
Change in fair value of warrants	(29)	415
Acquisition related costs[4]	1,400	—
Loss on sale/disposal of assets	1,034	204
Unit-based compensation	21	456
Other non-recurring costs	115	—

Adjusted EBITDA[2]	9,553	9,241
Minority interest’s Adjusted EBITDA	—	(94)
Cash interest expense, net of interest income	(4,047)	(4,060)
Other maintenance capital expenditures	(1,353)	(2,622)
Reclamation and mine closure costs	(958)	(615)

Distributable Cash Flow[3]	$3,195	$1,850

[2]	Adjusted EBITDA

EBITDA and Adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. EBITDA and Adjusted EBITDA are key metrics used by us to assess our operating performance and we believe that EBITDA and Adjusted EBITDA are useful to an investor in evaluating our operating performance because these measures:

•	are used widely by investors to measure a company’s operating performance without regard to items excluded from the calculation of such terms, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors; and

•	help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure and asset base from our operating results.

Neither EBITDA nor Adjusted EBITDA is a measure calculated in accordance with GAAP. The items excluded from EBITDA and Adjusted EBITDA are significant in assessing our operating results. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under GAAP. For example, EBITDA and Adjusted EBITDA:

•	do not reflect our cash expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments;

•	do not reflect changes in, or cash requirements for, our working capital needs; and

•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on certain of our debt obligations.

In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Other companies in our industry and in other industries may calculate EBITDA and Adjusted EBITDA differently from the way that we do, limiting their usefulness as comparative measures. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only as supplemental data.

[3]	Distributable Cash Flow

Distributable Cash Flow represents Adjusted EBITDA less cash interest expense (net of interest income), reserve replacement expenditures, maintenance capital expenditures, cash reclamation expenditures, and noncontrolling interest. Cash interest expense represents the portion of our interest expense accrued and paid in cash during the reporting periods presented or that we will pay in cash in future periods as the obligations become due. Other maintenance capital expenditures represent expenditures for coal reserve replacement, expenditures for plant, equipment and mine development. Cash reclamation expenditures represent the reduction to our reclamation and mine closure costs resulting from cash payments. Earnings attributable to the noncontrolling interest are not available for distribution to our unitholders and accordingly are deducted.

Distributable Cash Flow should not be considered as an alternative to net income (loss) attributable to our unitholders, income from operations, cash flows from operating activities or any other measure of performance presented in accordance with GAAP. Although Distributable Cash Flow is not a measure of performance calculated in accordance with GAAP, we believe Distributable Cash Flow is useful to investors because this measurement is used by many analysts and others in the industry as a performance measurement tool to evaluate our operating and financial performance, facilitating comparison with the performance of other publicly traded limited partnerships.

[4]	Includes acquisition and transition costs included in cost of coal revenue related to the sale of inventory written up to fair value.

UNAUDITED OPERATING STATISTICS5

FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014

(in thousands, except per ton amounts)

	Three Months Ended
	March 31,
	2015	2014
	(Successor)	(Predecessor)
Tons of coal sold	1,143	1,439
Cash coal sales revenue per ton	$54.02	$53.36
Cash cost of coal sales per ton	(47.81)	(45.68)

Cash margin per ton	$6.21	$7.68

[5]	Per ton amounts are calculated by dividing the related amount on the financial statements by the number of tons sold. Although per ton amounts are not measures of performance calculated in accordance with GAAP, we believe they are useful to management and others, such as investors and lenders, in evaluating performance because they are widely used in the coal industry as a measure to evaluate a company’s sales performance or control over costs. Because not all companies calculate these measures the same way, our calculations may not be comparable to similarly titled measures of other companies.